Exhibit 99.1

NEXGEL Reports First Quarter 2025 Financial Results

First quarter 2025 revenue totaled $2.81 million, an increase of 121%, as compared to $1.27 million for the same period the prior year

Gross Profit for the quarter was 42.4%, compared to 12.6% in Q1 2024 and 37.2% in Q4 2024

LANGHORNE, Pa. – May 13, 2025 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its first quarter 2025 financial results for the period ending March 31, 2025.

First Quarter 2025 Financial Highlights:

●	Net Revenue was $2.81 million, compared to $1.27 million in Q1 2024 and $3.04 million in Q4 2024.
●	Gross Profit was $1.19 million, compared to $0.16 million in Q1 2024 and $1.13 million in Q4 2024.
●	Gross Profit Margin was 42.4%, compared to 12.6% in Q1 2024 and 37.2% in Q4 2024.
●	Net loss was $0.71 million, compared to $0.85 million in Q1 2024 and $0.85 million in Q4 2024.
●	EBITDA[1], a non-GAAP financial measure, was ($0.54) million, compared to EBITDA of ($0.84) million in Q1 2024 and an EBITDA of ($0.73) million in Q4 2024.
●	Adjusted EBITDA[1], a non-GAAP financial measure, was ($0.47) million, compared to Adjusted EBITDA of ($0.73) million in Q1 2024 and Adjusted EBITDA of ($0.62) million in Q4 2024.

“Revenue for the first quarter came in slightly higher than our previously issued guidance, totaling $2.81 million, an increase of 121% year-over-year. Gross margins returned to the low to mid-40’s, while our EBITDA loss continued to narrow,” Adam Levy, NEXGEL’s Chief Executive Officer, commented. “Looking forward, in contract manufacturing we have multiple shots on goal with large existing customers such as Cintas and new potential customers in our robust pipeline. Similarly, we have several growth levers in our consumer branded products with new product launches throughout the remainder of this year, heading into 2026. We remain confident in our previously issued guidance for 2025 of $13 million in revenue and to achieve positive EBITDA during the year.”

First Quarter 2025 Financial Results

For the first quarter of 2025, revenue totaled $2.81 million, an increase of 121%, as compared to $1.27 million for the first quarter of 2024. The increase in overall revenues was primarily due to sales growth in both contract manufacturing and branded products.

Cost of revenues totaled $1.62 million for the first quarter of 2025, as compared to $1.11 million for the first quarter of 2024. The increase in cost of revenues is primarily aligned with the increase in revenue growth.

Gross profit totaled $1.19 million for the first quarter of 2025, as compared to a gross profit of $0.16 million for the first quarter of 2024. Gross profit margin for the first quarter 2025 was 42.4%, as compared to 12.6% for the first quarter 2024. The increase of $1.03 in gross profit quarter over quarter was primarily due to the increase in consumer branded products.

Selling, general and administrative expenses totaled $1.96 for the first quarter of 2025, as compared to $1.03 for the first quarter of 2024. The increase quarter over quarter was attributable to increases in compensation and benefits, share-based compensation, advertising, marketing and Amazon fees, Professional and consulting fees, other fees, and investor and shareholder services, which was offset by a decrease in franchise taxes and corporate insurance.

EBITDA1, a non-GAAP financial measure, totaled ($0.54) million for the first quarter of 2025 as compared to ($0.84) million for the first quarter of 2024.

Adjusted EBITDA1, a non-GAAP financial measure, totaled ($0.47) million for the first quarter 2025 as compared to ($0.73) million for the first quarter 2024.

Net loss for the first quarter of 2025 was $0.71 million, as compared to a net loss of $0.85 million for the first quarter of 2024.

As of March 31, 2025, the Company had a cash balance of approximately $1.19 million.

As of May 13, 2025, NEXGEL had 7,654,537 shares of common stock outstanding.

1. EBITDA and Adjusted EBITDA are a non-GAAP measures described in the section titled Non-GAAP Financial Measures” below and reconciled to the most directly comparable GAAP measures at the end of this release.

First Quarter 2025 Financial Results Conference Call

Date: May 13, 2025

Time: 4:30 p.m. ET

Live Call: 1-800-343-4849 (U.S. Toll Free) or 1-203-518-9848 (International)

Webcast: Events and Presentations

For interested individuals unable to join the conference call, a replay will be available through May 27, 2025, by dialing + 1-844-512-2921 (U.S. Toll Free) or + 1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 11159118. An archived version of the webcast will also be available for 90 days.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Non-GAAP Financial Measures

Certain Non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company excludes certain items, such as amortization of intangible assets, stock-based compensation, tax impact of adjustments, other unusual items and discrete items impacting income tax expense. The Company believes that excluding such items provides investors and management with a representation of the Company’s core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company’s operating expenditures and continuing operations. Management uses such Non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the Non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The Non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial statements and investors should evaluate them carefully. These Non-GAAP financial measures may differ materially from the Non-GAAP financial measures used by other companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, our expectations with respect to our large existing customers such as Cintas and new potential customers in our robust pipeline, our expectations with respect to our growth levers in our consumer branded products with new products launches throughout the remainder of this year and heading into 2026, and our expectation to generate at least $13 million in revenue for 2025 and achieve positive EBITDA during the year. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@kcsa.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2025 AND DECEMBER 31, 2024

(Unaudited)

(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS:
Current Assets:
Cash	$1,192	$1,807
Accounts receivable, net	926	933
Inventory	1,846	1,751
Prepaid expenses and other current assets	776	623
Total current assets	4,740	5,114
Goodwill	1,128	1,128
Intangibles, net	775	807
Property and equipment, net	2,129	2,211
Operating lease - right of use asset	1,570	1,628
Other assets	95	95
Total assets	$10,437	$10,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$980	$761
Accounts payable - related party	499	531
Accrued expenses and other current liabilities	334	310
Deferred revenue	286	179
Current portion of note payable	99	97
Warrant liability	28	118
Contingent consideration liability	-	178
Financing lease liability, current portion	59	59
Operating lease liabilities, current portion	234	237
Total current liabilities	2,519	2,470
Operating lease liabilities, net of current portion	1,494	1,538
Financing lease liability, net of current portion	293	307
Notes payable, net of current portion	563	588
Total liabilities	4,869	4,903

Commitments and Contingencies (Note 17)	-	-

Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 7,654,037 and 7,638,497 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	8	8
Additional paid-in capital	23,909	23,743
Accumulated deficit	(18,708)	(17,996)
Total NexGel stockholders’ equity	5,209	5,755
Non-controlling interest in joint venture	359	325
Total stockholders’ equity	5,568	6,080
Total liabilities and stockholders’ equity	$10,437	$10,983

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2025	2024
Revenues, net	$2,806	$1,266

Cost of revenues	1,618	1,106

Gross margin (loss)	1,188	160

Operating expenses:
Research and development	1	2
Selling, general and administrative	1,964	1,029
Total operating expenses	1,965	1,031

Loss from operations	(777)	(871)

Other income (expense):
Interest income (expense), net	(21)	(15)
Changes in fair value of warrant liability and warrant modification expense	91	(53)
Gain on investment in marketable securities	—	34
Other expense	(39)	—
Other income	68	—
Total other income (expense), net	99	(34)
Loss before income taxes	(678)	(905)
Income tax expense	—	—
Net loss	(678)	(905)
Less: Income (loss) attributable to non-controlling interest in joint venture	(34)	52
Net loss attributable to NexGel stockholders	$(712)	$(853)
Net loss per common share - basic	$(0.09)	$(0.14)
Net loss per common share - diluted	$(0.09)	$(0.14)
Weighted average shares used in computing net loss per common share - basic	7,645,311	5,982,062
Weighted average shares used in computing net loss per common share – diluted	7,645,311	5,982,062

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND 2024

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net loss	$(712)	$(853)
Adjustments to reconcile net loss to net cash used in operating activities:
Income (loss) attributable to non-controlling interest in joint venture	34	(52)
Depreciation and amortization	114	62
Share-based compensation and restricted stock vesting	166	54
Gain on investment in marketable securities	—	(34)
Changes in fair value of warrant liability and warrant modification expense	(91)	53
Amortization of right of use asset	12	7

Changes in operating assets and liabilities:
Accounts receivable, net	7	(106)
Inventory	(95)	(50)
Prepaid expenses and other assets	(153)	64
Accounts payable	219	(75)
Accounts payable – related party	(32)	(105)
Accrued expenses and other current liabilities	24	(287)
Deferred revenue	107	230
Net Cash Used in Operating Activities	(400)	(1,092)

Investing Activities
Proceeds from sales of marketable securities	—	34
Capital expenditures	—	(152)
Net Cash Used in Investing Activities	—	(118)

Financing Activities
Proceeds from rights offering, net of expenses	—	946
Payment of contingent consideration	(178)	—
Principal payment on financing lease liability	(14)	(9)
Principal payments of notes payable	(23)	(8)
Net Cash Provided by (Used in) Financing Activities	(215)	929
Net Decrease in Cash	(615)	(281)
Cash – Beginning of period	1,807	2,700
Cash – End of period	$1,192	$2,419
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$18	$10
Taxes	$—	$—

Supplemental Non-cash Investing and Financing activities
Property and equipment financed under notes payable	$—	$165
Property and equipment financed under financing leases	$—	$416

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(in thousands, except per share amounts)

CALCULATION OF EBITDA & ADJUSTED EBITDA

	Three Months Ended
	March 31,
	2025	2024

Net (loss) income:	$(712)	$(853)
Less: Loss (income) attributable to non-controlling interest in joint venture	(34)	52
Net loss attributable to NexGel stockholders	(678)	(905)
Adjustments:
Depreciation and amortization	114	52
Interest expense, net	21	15
EBITDA	(543)	(838)
Change in warrant liability(1)	(91)	53
Share-based compensation expense(2)	166	54
Adjusted EBITDA:	$(468)	$(731)

(1)	This adjustment gives effect to non-cash warrant liability changes incurred during the periods.

(2)	The adjustments represent share-based compensation expense related to awards of stock options, restricted stock units, or common stock in exchange for services. Although we expect to continue to award stock in exchange for services, the amount of non-cash stock-based compensation is excluded as it is subject to change as a result of one-time or non-recurring projects.